September 21, 2006

Dear Stockholder:

I am pleased to report that on September 21, 2006, Standard & Poor’s (S&P) has upgraded the credit rating of the Federal Home Loan Bank of New York. S&P’s rating service increased its long-term counter party credit rating on the Bank from “AA+” to “AAA.”

S&P had lowered its long-term counter party credit rating on the FHLBNY on September 26, 2003, because of the sale of approximately $1 billion of securities that were collateralized by manufactured housing receivables and the loss taken by the FHLBNY for the sale of the securities.

The credit action taken by S&P reflects the success of the FHLBNY’s strategy to rebuild retained earnings and the continuation of a low-risk profile.

We are appreciative of S&P for recognizing the FHLBNY’s efforts to regain an AAA long-term credit rating.

I would also like to express my heartfelt appreciation to the Board, senior management, and each employee at the FHLBNY whose combined efforts have resulted in today’s announced upgrade.

Sincerely,

Alfred A. DelliBovi
President